Corporate Trust Services 9062 Old Annapolis Road Columbia, MD 21045-1951 410 884-2000 410 715-2380 Fax Wells Fargo Bank, N.A

March 13, 2007

LaSalle Bank National Association
Certificate Administrator
Corporate Trust Office
telecopy number (312) 904-2084

RE:     Annual Statement As To Compliance for CREDIT SUISSE FIRST BOSTON MORTGAGE
            SECURITIES CORP. Commercial Mortgage Pass-Through Certificates Series 2006-C4

Per Section 11.11 of the Pooling and Servicing Agreement, dated as of September 1st , 2006, the undersigned Officer of Wells Fargo Bank, N.A. [Trustee] hereby certifies the following for the 2006 calendar year that:

(A)
a review of such Certifying Servicer's activities during the preceding fiscal year or portion thereof and of such Certifying Servicer's performance under this Agreement (or the applicable sub-servicing agreement, as the case may be), has been made under such officer's supervision and

(B)
to the best of such officer's knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

Certified By: /s/ Judith J. Rishel Judith J. Rishel Vice President	Certified By: /s/ Gordon Johnson